                                                     Exhibit 1(a)(5)
[JOHN HANCOCK LOGO APPEARS HERE]
                                                     John Hancock Place
                                                     Boston, Massachusetts 02117
                                                     [(800) 732-5543]


INSURED         [John Hancock]            TOTAL SUM INSURED AT ISSUE  [$500,000]

POLICY NUMBER   [U1 00 000 000]           DATE OF ISSUE  [September 1, 1996]

         PLAN   Majestic VUL

                       INDIVIDUAL VARIABLE LIFE INSURANCE

The John Hancock Variable Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Home Office of the Company of due proof of the Insured's death.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

THE POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY. READ YOUR POLICY CAREFULLY.

Signed for the Company at Boston, Massachusetts:

/s/ Henry D. Shaw                      /s/ [SIGNATURE APPEARS HERE]

PRESIDENT                              SECRETARY


Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the Premium Class are shown in the Policy
Specifications.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy may provide a Guaranteed Minimum Death Benefit , if such option is elected at issue and provided that premiums are paid on a timely basis and other conditions are met as described in Sections 4, 6, and 7.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after timely receipt from the Owner of appropriate written notice (including the surrendered policy, if it has been delivered) exercising the rights described above.


          Policy Provisions                       Alphabetical Guide
     Section                           Section
 1.  Policy Specifications         8.  Account Value
 2.  Table Of Rates               14.  Allocation To Subaccounts
 3.  Definitions                  16.  Annual Report To Owner
 4.  Death Benefit                23.  Assignment
 5.  Payments                     12.  Basis of Computations
 6.  Guaranteed Minimum Death      9.  Charges
     Benefit Premium Target
 7.  Grace Period                 22.  Claims Of Creditors
 8.  Account Value                27.  The Contract
 9.  Charges                       4.  Death Benefit
10.  Loans                        21.  Deferral Of Determinations And Payments
11.  Surrenders and Withdrawals    3.  Definitions
12.  Basis of Computations         7.  Grace Period
13.  Separate Account and Fixed    6.  Guaranteed Minimum Death Benefit Premium
     Account                           Target
14.  Allocation To Subaccounts    24.  Incontestability
15.  Investment Policy Change     19.  Interest On Proceeds
16.  Annual Report To Owner       15.  Investment Policy Change
17.  Reinstatement                10.  Loans
18.  Owner and Beneficiary        25.  Misstatements
19.  Interest On Proceeds         18.  Owner and Beneficiary
20.  Transfer of Assets to         5.  Payments
     Fixed Account
21.  Deferral Of Determinations    1.  Policy Specifications
     And Payments                 17.  Reinstatement
22.  Claims Of Creditors          13.  Separate Account and Fixed Account
23.  Assignment                   28.  Settlement Provisions
24.  Incontestability             26.  Suicide Exclusion
25.  Misstatements                11.  Surrenders And Withdrawals
26.  Suicide Exclusion             2.  Table Of Rates
27.  The Contract                 20.  Transfer of Assets to Fixed Account
28.  Settlement Provisions


1. POLICY SPECIFICATIONS

                     Insured [John Hancock]
                   Issue Age [45]
                         Sex [Male]
               Premium Class [Standard]
                             [Non-Smoker]

          Owner, Beneficiary As designated in the application subject to
                             Section 18 of the policy

               Policy Number [U1 00 000 000]             Plan  Majestic VUL
               Date of Issue [September 1, 1996]  Sum Insured

                                     Basic Sum Insured at Issue     $[250,000]

                                  Additional Sum Insured at Issue   $[250,000]
                                                                    ==========
                                       Total Sum Insured at Issue   $[500,000]


        Death Benefit Option [Option A]
             at Issue

                       Other Benefits and Specifications
                       ---------------------------------
           Minimum Total Sum Insured    $ 500,000
           Minimum Basic Sum Insured    $ 100,000
Definition of Life Insurance Elected    [Cash Value Accumulation Test]



                                    PREMIUMS
                                    --------

               Planned Premium  $[4,530] per year for [all]Policy Years
                Target Premium  $[4,530] per year
       Minimum Initial Premium  $[4,530]
      Guaranteed Minimum Death  $[4,530] per year
               Benefit Premium
              Billing Interval  [Annual]

                             CURRENT POLICY CHARGES
                             ----------------------

Deductions from Premium Payments
               Sales Charge
                                   Policy      Up to Target          Excess
                                    Years        Premium
                           ---------------------------------------------------
                                           1                30%           3.5%
                           ---------------------------------------------------
                                        2-10                10%           3.5%
                           ---------------------------------------------------
                                         11+                 4%           3.5%
                           ---------------------------------------------------

         State Premium Tax   2.35% of Payments
           Federal DAC Tax   1.25% of Payments
 Premium Processing Charge   1.25% of Payments

       Enhanced Cash Value   2% of the premium paid in the first Policy
              Rider Charge   year only, up to the Target Premium amount


Monthly Deductions from Account Value*
     Administrative Charge   $[5.00] for all Policy Years

              Issue Charge   $[.10] per $1000 of Basic Sum Insured at Issue
                             deducted for the first 10 Policy Years, not to
                             be less than $5.00 nor more than $200.00

         Cost of Insurance   Determined in accordance with Section 9, and
                    Charge   deducted for all Policy Years

Deductions from Separate Account*

     Mortality and Expense   .35% of Account Value (deducted daily at a rate of
               Risk Charge   .000957%) for all Policy Years





*We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Policy Charges on page 3B.

3A

                             MAXIMUM POLICY CHARGES
                             ----------------------

Deductions from Premium Payments
               Sales Charge
                                   Policy      Up to Target          Excess
                                    Years        Premium
                           ---------------------------------------------------
                                           1                30%           3.5%
                           ---------------------------------------------------
                                        2-10                10%           3.5%
                           ---------------------------------------------------
                                         11+                 4%           3.5%
                           ---------------------------------------------------




        State Premium Tax   2.35% of Payments
          Federal DAC Tax   1.25% of Payments
Premium Processing Charge   1.25% of Payments
      Enhanced Cash Value   2% of premium paid in the first Policy Year only,
             Rider Charge   up to the Target Premium amount

Monthly Deductions from Account Value

    Administrative Charge   $10.00 for all Policy Years

             Issue Charge   $.10 per $1000 of Basic Sum Insured at Issue
                            deducted for the first 10 Policy Years, not to be
                            less than $5.00 nor more than $200.00

 Cost of Insurance Charge   Determined in accordance with Section 9, and
                            deducted for all Policy Years; Maximum Monthly
                            Rates are shown in Section 2

Deductions from  Separate Account

Mortality and Expense Risk  .60% of Account Value (deducted Charge daily at a rate of .001639%) for all Policy Years

3B

  Insured  [John Hancock]                 Plan  [Majestic VUL]


                                 Policy Number  [U1 00 000 000]
                           Rider Date of Issue  [September 1, 1996]

                               Rider Information
                               -----------------

           Type                                  Description
--------------------------------------------------------------------------------

Enhanced Cash Value Rider      Additional cash value available upon surrender
                               during the first 9 policy years, equal to the
                               following percentages of the annual Target
                               Premium at issue:
                               Policy Year                ECV Percentage

                                    1                          40

                                    2                          55

                                    3                          65

                                    4                          70

                                    5                          70

                                    6                          60

                                    7                          50

                                    8                          40

                                    9                          20


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


3C

2. TABLE OF RATES
A.  RATE TABLE
                             Maximum Monthly                     Optional Extra
                                Rates per         Required        Death Benefit
           Age/1/               $1,000 of     Additional Death       Factor
                              Net Amount at    Benefit Factor
                                  Risk2
--------------------------------------------------------------------------------
            45                   0.3800             2.8779
            46                   0.4109             2.7904
            47                   0.4444             2.7064
            48                   0.4796             2.6255
            49                   0.5190             2.5477
            50                   0.5609             2.4728
            51                   0.6104             2.4008
            52                   0.6658             2.3317
            53                   0.7287             2.2654
            54                   0.8002             2.2019
            55                   0.8767             2.1412
            56                   0.9601             2.0831
            57                   1.0468             2.0275
            58                   1.1396             1.9742
            59                   1.2392             1.9230
            60                   1.3500             1.8740
            61                   1.4736             1.8269
            62                   1.6134             1.7818
            63                   1.7722             1.7387
            64                   1.9491             1.6976
            65                   2.1434             1.6584
            66                   2.3510             1.6211
            67                   2.5728             1.5855
            68                   2.8088             1.5516
            69                   3.0653             1.5191
            70                   3.3537             1.4880
            71                   3.6820             1.4583
            72                   4.0603             1.4301
            73                   4.4962             1.4033
            74                   4.9835             1.3781
            75                   5.5133             1.3546




1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Unismoke Mortality Table.

2.  TABLE OF RATES, continued
A.  RATE TABLE (cont'd.)
          Age/1/             Maximum Monthly      Required       Optional Extra
                                Rates per     Additional Death    Death Benefit
                              $1,000 of Net    Benefit Factor        Factor
                            Amount at Risk/2/
--------------------------------------------------------------------------------
            76                   6.0765             1.3325
            77                   6.6657             1.3117
            78                   7.2759             1.2922
            79                   7.9239             1.2737
            80                   8.6352             1.2560
            81                   9.4308             1.2392
            82                  10.3390             1.2232
            83                  11.3735             1.2082
            84                  12.5138             1.1942
            85                  13.7377             1.1812
            86                  15.0218             1.1692
            87                  16.3566             1.1580
            88                  17.7380             1.1475
            89                  19.1720             1.1374
            90                  20.6777             1.1277
            91                  22.2871             1.1181
            92                  24.0635             1.1082
            93                  26.1199             1.0979
            94                  28.8130             1.0869
            95                  32.8176             1.0748
            96                  39.6429             1.0616
            97                  53.0660             1.0476
            98                  85.5269             1.0334
            99                 165.3400             1.0198










1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Unismoke Mortality Table.

4A

3. DEFINITIONS
--------------

The term "Account Value" is as defined in Section 8.

The term "Age" means on any policy anniversary, the age of the person in question at his or her birthday nearest that date.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Excess Premium" means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term "Fixed Account" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in the Separate Account.

The term "Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Guaranteed Minimum Death Benefit Premium" is as defined in Section 6.

The term "in full force" means that the policy has not lapsed in accordance with
Section 7.

The term "indebtedness" means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The "Minimum Initial Premium" is shown on page 3.

The term "Modal Processing Date" means the first Processing Date of each premium billing interval.

The term "Net Premium" is as defined in Section 5.

The term "Payment" means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

The "Planned Premium" is shown on Page 3.

The term "Policy Year" means (a) or (b) below whichever is applicable:

  (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

  (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "Portfolio" means each division, with a specific investment objective, of a Fund.

The term "Premium" is as defined in Section 5.

The term "Processing Date" means the first day of a policy month. A policy month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term "Separate Account", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term "Subaccount" means a Variable Account or a Fixed Account.

The "Target Premium" is shown on Page 3.

The term "Valuation Date" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which the Fund values its Portfolio.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.

The terms "we", "us", and "our" refer only to the John Hancock Variable Life Insurance Company.

The term "written notice" means, unless otherwise stated, a written notice received at our Home Office in Boston, Massachusetts.

The terms "you" and "your" refer only to the Owner of this policy.

--------------------------------------------------------------------------------
4. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under
Section 9. In addition, if the Insured dies during a grace period as described in subsection A of Section 7, we will also deduct the amount of any unpaid shortfall described in that section.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option at Issue is selected in the application for the policy.

  Option A: The death benefit is the Total Sum Insured, plus any Required Additional Death Benefit as described below.

  Option B: The death benefit is the Total Sum Insured plus the Account Value on the date of death of the Insured, plus any Required Additional Death Benefit as described below.

  Option M: The death benefit is the Total Sum Insured, plus any Optional Extra Death Benefit as described below. If the application indicates that calculation of the Optional Extra Death Benefit does not begin at the Date of Issue, the death benefit will be determined as described for Option A until the policy anniversary on which the Optional Extra Death Benefit calculation begins.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

 . Required Additional Death Benefit For Options A and B (and for Option M if prior to calculation date)

If death benefit Option A or B has been selected, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance under federal tax law. The amount of any such increase is the Required Additional Death Benefit.

With respect to Option A (and for Option M if prior to calculation date), the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the Total Sum Insured.

With respect to Option B, the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the sum of the Total Sum Insured and the Account Value.

The Total Required Death Benefit will equal (i) the Account Value multiplied by
(ii) the applicable Required Additional Death Benefit Factor shown in Section 2.

A charge for any Required Additional Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined as described in the Cost of Insurance Charge subsection of Section 9.

 . Optional Extra Death Benefit for Option M

If death benefit Option M has been selected, the death benefit of the policy will be increased if necessary to ensure that the death benefit of the policy is not less than the Option M Target Death Benefit. The amount of any increase is the Optional Extra Death Benefit.

The Optional Extra Death Benefit on any date will be equal to the amount, if any, by which the Option M Target Death Benefit as of such date, as defined below, exceeds the Total Sum Insured.

The Option M Target Death Benefit will be equal to the Account Value on such date multiplied by the applicable Optional Extra Death Benefit Factor shown in
Section 2.

A charge for any Optional Extra Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined as described in the Cost of Insurance Charge provisions subsection of
Section 9.

 . Change of Death Benefit Option

You may change from Option B to Option A, Option M to Option A, or Option A to Option M. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Basic Sum Insured by the Account Value at the time the new Option takes effect. A change to Option M will require evidence of insurability satisfactory to us.

Guaranteed Minimum Death Benefit

The Guaranteed Minimum Death Benefit Feature (the "GMDB Feature") is only available if page 3 indicates that the GMDB Feature applies to this policy.

If the GMDB Feature is in effect even though unpaid Section 9 charges exceed the policy's Surrender Value, a Guaranteed Minimum Death Benefit will be guaranteed upon the death of the Insured, provided that the funding requirements described in Sections 6 and 7 continue to be met and there has not been a failure to repay on a timely basis any excess indebtedness in accordance with Section 10. The Guaranteed Minimum Death Benefit will be equal to the Basic Sum Insured (reduced by withdrawals as described in Section 11) less any indebtedness on the date of death and less any unpaid monthly charges under Section 9.

--------------------------------------------------------------------------------
5. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Home Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct all of the applicable charges listed under "Deductions from Premium Payments" in Section 1. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, the following will apply:

   (a) All amounts received prior to the Date of Issue will be processed as if received on the Date of Issue.

   (b) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt.

Premiums are payable in advance and a premium receipt will be furnished upon request. Except as provided above, all payments will be processed as of the date of receipt.

You may pay Premiums in an amount other than the Target Premium or the Planned Premium at any time while the policy is in full force. At our option, we may either (i) refuse any Premium that causes the policy to be in violation of section 7702 of the IRS Code or any successor provision (unless such Premium is necessary to continue coverage), or (ii) require evidence of insurability for such Premium.

--------------------------------------------------------------------------------
6. GUARANTEED MINIMUM DEATH BENEFIT PREMIUM TARGET
--------------------------------------------------------------------------------

If the Guaranteed Minimum Death Benefit ("GMDB") Feature described in Section 4 is in effect at the Date of Issue, it will only continue to be available if at all times, other than a grace period described in Subsection A of Section 7, the GMDB Premium Balance equals or exceeds the GMDB Premium Target described below.

The GMDB Premium Balance, as of any given Processing Date, equals (a) the sum of all Premiums paid plus interest applied to each Premium payment from the date of payment to such Processing Date (with interest calculated at an annual effective rate of 4%) reduced by (b) the sum of all withdrawals as described in Section 11 plus interest applied to each withdrawal amount from the date of withdrawal to such Processing Date (with interest calculated at an annual effective rate of 4%).

The GMDB Premium Target, as of any given Processing Date, equals (a) the Monthly GMDB Premium times the number of GMDB Premium Monthly Due Dates that have occurred since the Date of Issue (including the Date of Issue and such Processing Date) plus (b) interest applied to each Monthly GMDB Premium from its GMDB Premium Monthly Due Date to such Processing Date, with interest calculated at an annual effective rate of 4%.

GMDB Premium Monthly Due Date shall mean the Date of Issue and each Processing Date thereafter.

Monthly GMDB Premium shall equal the Guaranteed Minimum Death Benefit Premium shown on page 3 (if the GMDB Feature is in effect) divided by 12.

--------------------------------------------------------------------------------
7.  GRACE PERIOD
--------------------------------------------------------------------------------

On any Processing Date the provisions of Subsection A or Subsection B, or both, will apply as described below.

The Policy will be tested under the Subsection A grace period provisions on any Processing Date that the Guaranteed Minimum Death Benefit Feature is in effect under the policy.

The Policy will be tested under the Subsection B grace period provisions on any Processing Date that there is an Additional Sum Insured in effect under the policy or there is not a Guaranteed Minimum Death Benefit Feature in effect under the policy.

A.  If the Guaranteed Minimum Death Benefit Feature is in effect:

On each Processing Date, we will compare the GMDB Premium Balance on such Processing Date to the GMDB Premium Target on such Processing Date. If, on any such Processing Date, the GMDB Premium Balance is less than the GMDB Premium Target, the GMDB Feature will be deemed to be in default as of such Processing Date.

The amount by which the GMDB Premium Target exceeds the GMDB Premium Balance is the "GMDB shortfall". In order to keep the Guaranteed Minimum Death Benefit Feature in effect, a GMDB shortfall must be paid within a period which ends on the second Processing Date after the date of default, which period shall be referred to as "GMDB Grace Period". We will send notice to your last known address and the last known address of any assignee of record with us at least 31 days before the end of the GMDB Grace Period specifying the minimum payment that you must make to continue the Guaranteed Minimum Death Benefit Feature in force beyond the end of the GMDB Grace Period.

If a payment at least equal to the GMDB shortfall is received before the end of the GMDB Grace Period, the Guaranteed Minimum Death Benefit Feature will remain in effect under the policy subject to the requirements described in Section 6 and this section. Any payment will be processed as of the date of receipt at our Home Office. If a payment at least equal to the GMDB shortfall is not received by the end of the GMDB Grace Period, the Guaranteed Minimum Death Benefit Feature will be discontinued and no longer be in effect. If such Feature is discontinued, then on the Processing Date on which the GMDB Grace Period ends and on each Processing Date thereafter, the policy will be tested as described in subsection B and the provisions of that subsection will apply whether or not those provisions have been applied previously.

If the Insured dies during the GMDB Grace Period, we will deduct from the proceeds the GMDB shortfall.

B. If there is an Additional Sum Insured in effect or if the Guaranteed Minimum Death Benefit Feature has not been elected or has been removed:

On any Processing Date in which either an Additional Sum Insured is in effect or the Guaranteed Minimum Death Benefit Feature is not in effect, we will determine whether the total of all unpaid Section 9 charges as of such date are greater than the Account Value minus indebtedness as of such date. If, on any such Processing Date, the Account Value minus indebtedness is less than the total of all Section 9 charges for that Processing Date, there will be a default as of the Processing Date on which such determination is made.

If on such date of default, there is both the Guaranteed Minimum Death Benefit Feature in effect and an Additional Sum Insured in effect, then only the Additional Sum Insured will be in danger of discontinuance and the default will be an Additional Sum Insured Default (referred to below as an "ASI Default").
If there is not a Guaranteed Minimum Death Benefit Feature in effect, the entire policy will be in danger of lapsing and the default will be a "Policy Default".

The minimum amount you must pay to cure either type of default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all Section 5 charges (i.e., Premium Tax Charge, DAC Tax Charge, Premium Processing Charge, and Sales Charge) equals: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) three times the total of all
Section 9 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Home Office. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the Policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

No Rider provisions will be in effect after the Policy ceases to be in full force.

--------------------------------------------------------------------------------
8. ACCOUNT VALUE
--------------------------------------------------------------------------------

   The Account Value on the Date of Issue equals the Net Premium received on or prior to that date (as defined in Section 5). The Account Value as of the end of any other Valuation Period is equal to the sum of (a) through (c) below:

  (a) The value of the Fixed Account at the end of the Valuation Period. The value in the Fixed Account at the end of a Valuation Period is equal to the value of the Fixed Account at the beginning of the Valuation Period plus the proportion of net premiums and loan repayments allocated to it during the period, plus any amounts transferred to it and interest credited to it during the period, minus the proportion of Section 9 charges, partial withdrawals, and loans deducted from it and amounts transferred from it during the period. The value of the Fixed Account will accrue interest daily at an effective annual rate of at least 4%.

  (b) The value of all Variable Accounts as of the end of the Valuation
      Period. The value of each Variable Account as of the end of a Valuation Period is equal to the number of shares in such Variable Account at the end of the Valuation Period multiplied by the unit value of such Variable Account at the end of the Valuation Period.

  (c) The amount of any Loan Assets (as defined in Section 10) at the end of the Valuation Period.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

  (a) any portion of a Net premium is credited to that Variable Account;

  (b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

  (c) any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

  (a) any portion of a loan is taken from that Variable
      Account;

  (b) any portion of the charges described in Section 9 is deducted from that Variable Account;

  (c) any portion of a partial withdrawal is made from that Variable Account;
      or

  (d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the each Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period Day is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period times 100% minus the Mortality and Expense Risk Charge percentage for the Valuation Period.

--------------------------------------------------------------------------------
9. CHARGES
--------------------------------------------------------------------------------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value, where:

   (a)  is the Administrative Charge;
   (b) is the Guaranteed Minimum Death Benefit Charge, if elected and if the GMDB Feature is in effect;
   (c) is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;
   (d)  is the sum of all charges for ratings, if applicable;
   (e)  is the Issue Charge, if any; and
   (f)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

   (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;
   (b) (i) is the Sum Insured divided by 1.0032737 for death benefit option A or death benefit option M; or (ii) is the Sum Insured divided by 1.0032737, plus the Account Value for death benefit option B; and
   (c) is the amount defined in (a) multiplied by the applicable Death Benefit Factor described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Home Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available and the Policy is not in a grace period as defined in Section 7. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 21.

The Loan Value while the Policy is in full force will be equal to (a) minus (b) minus (c) where: (a) is the Account Value, (b) is twelve times the sum of all monthly charges deducted from the Account Value for the policy month in which the loan is obtained, and (c) is (a) above minus (b) above multiplied by .75% in Policy Years 1-20 and .25% thereafter. The amount of loan available will be the Loan Value less any existing Indebtedness. Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the Valuation Period in which the loan application is received at our Home Office.

The effective annual rate of Loan Interest for Policy Years 1-20 is 4.75%. The effective annual rate of Loan Interest for Policy Years 21 and after is 4.25%. The Loan Interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.

When excess indebtedness occurs, the policy will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value. "Notice Date" is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount of the loan also will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made. Upon loan repayment, Loan Assets will be reduced by the amount of the repayment. The same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the then current Subaccount Investment Option.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

--------------------------------------------------------------------------------
11. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of the policy if the Insured is then alive, subject to Section 21, and if the policy is in full force. The policy will terminate as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Home Office (i) written notice requesting full surrender of the policy, and (ii) the surrendered policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

When the policy ceases to be in full force under subsection B of Section 7, we will pay the Surrender Value, if any, to you.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made. For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown on page 3.

All amounts withdrawn will be subtracted from the GMDB Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as follows: provided below.

  With respect to determining the death benefit under Option A, the Total Sum Insured will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

  With respect to determining the death benefit under Option B, the death benefit will only be affected to the extent that the Account Value will be reduced by all amounts withdrawn. However, withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

  With respect to determining the death benefit under Option M, the Total Sum Insured will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

  With respect to determining the death benefit under the Guaranteed Minimum Death Benefit Feature, the Basic Sum Insured will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

Terminated ASI Withdrawal Amounts are any withdrawals made while there is an Additional Sum Insured in effect which is later discontinued under the policy because a timely default payment has not been made in connection with an ASI Default as described in subsection B of Section 7. Under no circumstances may the total of Terminated ASI Withdrawal Amounts exceed the Additional Sum Insured in effect at the time the Additional Sum Insured is discontinued under subsection B of Section 7.

--------------------------------------------------------------------------------
12. BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this
Section 12.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We will make a Valuation Period Mortality and Expense Risk Charge in accordance with the Policy Specifications. We reserve the right to increase this charge at any time; however, it shall never exceed the maximum amount shown in the Policy Specifications. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Portfolios of a Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Portfolios.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.


Examples of the changes we may make include the following:

   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

   (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

   (d) To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer Provision.

--------------------------------------------------------------------------------
14. ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

On the Date of Issue and during the first 19 days after the Date of Issue, Net Premiums will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue, we will reallocate the amount in the Money Market Subaccount in accordance with the Subaccount Investment Option, as chosen by you and shown in the application for this policy. We will then allocate future Net Premiums and other credits among the Subaccounts in accordance with this Subaccount Investment Option. You may elect to change the Subaccount Investment Option at any time. A change will be effective on the day in which we receive notice satisfactory to us; however, fund transfers will not be made if the policy is in a grace period. We reserve the right to impose limits on the number and frequency of such changes. All percentages must be expressed as whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Variable Account Transfer Provision

You may elect to transfer assets held in the Variable Accounts to any Subaccount without charge. We reserve the right to impose limits on the number and frequency of such transfers. A transfer will be effective on the day on which we receive notice satisfactory to us.

Fixed Account Transfer Provision

Subject to the limitations below, you may elect by notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account to any Variable Account, in the manner described below. Except as provided in Section 15, such a transfer will be permitted only once during the period beginning 60 days before each policy anniversary and ending 30 days after such anniversary. If notice is served on or before the anniversary, the transfer will be effective on the anniversary date. If notice is received after the anniversary, the transfer will be effective on the day we receive the notice. The maximum transfer amount of any one transfer is 20% of the Fixed Account Assets, or $500, if greater. We may defer the transfer for up to 6 months after your election would be effective.

--------------------------------------------------------------------------------
15. INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Portfolios shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such filing. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the day we receive the notice.

--------------------------------------------------------------------------------
16. ANNUAL REPORT TO OWNER
--------------------------------------------------------------------------------

While the policy is in full force, we will furnish annually to the Owner a statement which shows:

(a) The Death Benefit, in accordance connection with the Death Benefit Option elected, the Guaranteed Minimum Death Benefit if the GMDB Feature is in effect, and the Account Value, all as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d) Loan information.

--------------------------------------------------------------------------------
17. REINSTATEMENT
--------------------------------------------------------------------------------
A. Restoration of Guaranteed Minimum Death Benefit Feature

If the Guaranteed Minimum Death Benefit Feature (GMDB Feature) has been removed from the policy under subsection A of Section 7, the GMDB Feature may be restored within 5 Policy Years after the beginning of the grace period described in subsection A of Section 7, provided that the policy continues to be in full force. In order to restore the GMDB Feature, we will require all of the following:

   (1) A written request to restore the GMDB Feature.

   (2) Production of evidence of insurability satisfactory to us, unless restoration is requested within 1 year after the beginning of the grace period described in subsection A of Section 7.

   (3) Payment of the difference between the GMDB Premium Target and the GMDB Premium Balance on or before the Processing Date immediately following the restoration request.

On the Processing Date on which the restoration takes effect, we will deduct from the Account Value any unpaid Guaranteed Minimum Death Benefit charges under
Section 9.

We reserve the right to disallow restoration of the GMDB Feature more than once during the life of the policy.

B. Reinstatement of Policy

If the policy lapses under subsection B of Section 7, it may be reinstated within 1 year after the beginning of the grace period.

The date of reinstatement is the date as of which all 4 requirements below have been satisfied:
   (l) Written application for reinstatement.

   (2) Production of evidence of insurability satisfactory to us.

   (3) Our receipt of a payment which, after deduction of all applicable charges listed under "Deductions from Premium Payments" in Section 1 is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default. If the Guaranteed Minimum Death Benefit Feature had been elected at issue and had not been removed more than 4 years prior to the beginning of the grace period described in subsection B of Section 7, it may be restored by paying the difference between the GMDB Premium Target and the GMDB Premium Balance on or before the Processing Date immediately following the date of reinstatement.

   (4) Our approval of items (1) through (3).

On the date of reinstatement (i) a death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

--------------------------------------------------------------------------------
18. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary. While the Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

--------------------------------------------------------------------------------
19. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 28, Settlement Provisions, or such greater rate as is required by law.

--------------------------------------------------------------------------------
20. TRANSFER OF ASSETS TO FIXED ACCOUNT
--------------------------------------------------------------------------------

At any time you may elect to transfer all assets held in all Variable Accounts to the Fixed Account. No charge will be made for such transfer, regardless of the number of transfers previously made.

--------------------------------------------------------------------------------
21. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

   (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

       (a) determination of the values for a loan as of the end of the day we receive the loan application at our Home Office, and payment of the loan; and

       (b) payment or application of any Death Benefit in excess of the Guaranteed Minimum Death Benefit, if elected.

   (2) To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

--------------------------------------------------------------------------------
22. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
23. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
24. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy, except any provision for reinstatement or policy change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of the Insured for two years from its Date of Issue, unless fraud is involved and except for policy lapse under Section 10 or under subsection B of Section 7.

A reinstatement and any policy change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of the Insured for two years from the effective date of such reinstatement or policy change, except for policy lapse under Section 10 or under subsection B of
Section 7.

Any premium payment which we accept under Section 5 subject to insurability shall be considered a policy change for purposes of this Section. Any increase in the Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.

--------------------------------------------------------------------------------
25. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

--------------------------------------------------------------------------------
26. SUICIDE EXCLUSION
--------------------------------------------------------------------------------

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

--------------------------------------------------------------------------------
27. THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Home Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
28. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1--Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

Table for Settlement Options 2B, 3, 4, and 5
(Monthly payments for each $1,000 of proceeds applied)

-------------------------------------   ------------------------------------------------------------------
              Option 2B                  Age of Payee at        Option 3         Option 4        Option 5
         Income for a Fixed             Birthday Nearest    Life Income with       Life            Life
              Period                     Date of First         Guaranteed         Income          Income
                                            Payment              Period           without        with Cash
-------------------------------------                       ----------------      Refund          Refund
Period of                    Payment                           10       20
 Years                                                       Years     Years
-------------------------------------   ------------------------------------------------------------------
      1                         84.46         40             3.53      3.50        3.54            3.46
      2                         42.86         41             3.57      3.54        3.58            3.50
      3                         28.99         42             3.62      3.58        3.63            3.54
      4                         22.06         43             3.66      3.62        3.68            3.58
      5                         17.91         44             3.77      3.66        3.73            3.62
-------------------------------------   ---------------------------------------------------------------
      6                         15.14         45             3.76      3.71        3.78            3.66
      7                         13.16         46             3.82      3.75        3.83            3.71
      8                         11.68         47             3.87      3.80        3.89            3.75
      9                         10.53         48             3.93      3.85        3.95            3.80
     10                          9.61         49             3.99      3.90        4.02            3.85
-------------------------------------   ---------------------------------------------------------------
     11                          8.86         50             4.05      3.95        4.08            3.91
     12                          8.24         51             4.12      4.01        4.15            3.96
     13                          7.71         52             4.19      4.06        4.22            4.02
     14                          7.26         53             4.26      4.12        4.30            4.08
     15                          6.87         54             4.34      4.18        4.38            4.15
-------------------------------------   ---------------------------------------------------------------
     16                          6.53         55             4.42      4.24        4.47            4.21
     17                          6.23         56             4.50      4.31        4.56            4.28
     18                          5.96         57             4.59      4.37        4.66            4.36
     19                          5.73         58             4.69      4.44        4.76            4.44
     20                          5.51         59             4.79      4.50        4.87            4.52
-------------------------------------   ---------------------------------------------------------------
     21                          5.32         60             4.89      4.57        4.99            4.60
     22                          5.15         61             5.00      4.64        5.11            4.69
     23                          4.99         62             5.12      4.71        5.25            4.78
     24                          4.84         63             5.24      4.77        5.39            4.88
     25                          4.71         64             5.37      4.84        5.54            4.99
-------------------------------------   ---------------------------------------------------------------
     26                          4.59         65             5.50      4.91        5.70            5.09
     27                          4.47         66             5.64      4.97        5.87            5.21
     28                          4.37         67             5.79      5.03        6.06            5.33
     29                          4.27         68             5.94      5.09        6.26            5.46
     30                          4.18         69             6.10      5.14        6.47            5.59
-------------------------------------   ---------------------------------------------------------------
  Annual, Semi-annual, or quarterly           70             6.27      5.19        6.69            5.73
 payments under Option 2B are                 71             6.44      5.24        6.94            5.88
 11.839, 5.963, and 2.993                     72             6.61      5.28        7.20            6.04
 respectively times the monthly               73             6.79      5.32        7.48            6.20
 payments.                                    74             6.98      5.36        7.79            6.38
-------------------------------------   ---------------------------------------------------------------
                                              75             7.16      5.38        8.11            6.56
                                              76             7.35      5.41        8.47            6.75
                                              77             7.54      5.43        8.84            6.96
                                              78             7.72      5.45        9.25            7.17
                                              79             7.91      5.46        9.69            7.39
                                        ---------------------------------------------------------------
                                              80             8.08      5.48       10.17            7.64
                                              81             8.25      5.49       10.68            7.88
                                              82             8.41      5.49       11.23            8.13
                                              83             8.56      5.50       11.82            8.43
                                              84             8.71      5.50       12.46            8.70
                                            85 & over        8.83      5.51       13.14            8.99
                                        ---------------------------------------------------------------
                                         Options 3, 4 and 5 are available only at the ages as shown.
                                        ---------------------------------------------------------------

19

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums and the Premium Class are shown in the Policy Specifications.



To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy may provide a Guaranteed Minimum Death Benefit if such option is elected at issue and provided that premiums are paid and other conditions are met as described in Sections 4, 6, and 7.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after timely receipt from the Owner of appropriate written notice (including the surrendered policy, if it has been delivered) exercising the rights described above.